AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1999
                                                REGISTRATION STATEMENT NO. 333-

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                            LASALLE HOTEL PROPERTIES
          (Exact name of each registrant as specified in its charter)
            MARYLAND                                    36-4219376
(State or other jurisdiction of                     (I.R.S. employer
 incorporation or organization)                   identification number)
                           1401 EYE STREET, SUITE 900
                            NW WASHINGTON, DC 20005
                                 (202) 222-2600
         (Address, including zip code, and telephone number, including area code, of each registrant's principal executive office)
                                  JON E. BORTZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            LASALLE HOTEL PROPERTIES
                           1401 EYE STREET, SUITE 900
                            NW WASHINGTON, DC 20005
                                 (202) 222-2600
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------
                                    COPY TO:
                            MICHAEL F. TAYLOR, ESQ.
                                BROWN & WOOD LLP
                       ONE WORLD TRADE CENTER, 58TH FLOOR
                              NEW YORK, N.Y. 10048
                              -------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
    From time to time after this Registration Statement becomes effective.
                              -------------------
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.|X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|X|
                              -------------------

                                          CALCULATION OF REGISTRATION FEE
----------------------------- -------------------- -------------------------- ----------------------- ---------------------
     Title of Class of                                 Proposed Maximum           Proposed Maximum
      Securities to be           Amount To Be         Aggregate Price per        Aggregate Offering         Amount of
       Registered(1)              Registered            Common Share(1)                Price(1)        Registration Fee(1)
----------------------------- -------------------- -------------------------- ----------------------- ---------------------
----------------------------- -------------------- -------------------------- ----------------------- =====================
Common Shares of Beneficial
Interest, $.01 par value
per share                          4,462,292                $12.875                  $57,452,010            $15,972
----------------------------- -------------------- -------------------------- ----------------------- =====================

(1) Estimated solely for purposes of calculating the registration fee in accordance with the Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on April 12, 1998.

         The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED APRIL 15, 1999

PROSPECTUS

                                4,462,292 SHARES
                            LASALLE HOTEL PROPERTIES
                      COMMON SHARES OF BENEFICIAL INTEREST

                               -----------------


This Prospectus relates to:

o the possible issuance by LaSalle Hotel Properties of up to 3,181,723 common shares to holders of up to 3,181,723 units of limited partnership interest in LaSalle Hotel Operating Partnership, L.P., if and to the extent that such holders redeem their units and we issue them common shares in exchange therefor; and

o the possible issuance by LaSalle Hotel Properties of up to 1,280,569 common shares to holders of up to 1,280,569 options to purchase common shares upon their exercise.

This Prospectus also relates to:

o the offer and sale from time to time by certain shareholders of up to 3,181,723 common shares issued to shareholders in exchange for units of limited partnership interest in LaSalle Hotel Operating Partnership, L.P.; and

o the offer and sale from time to time by certain shareholders of up to 1,280,569 common shares issued to shareholders upon their exercise of options to purchase common shares.

         We are registering these shares as required under the terms of certain agreements between the selling shareholders and us.

         The registration of the shares does not necessarily mean that any of the shares will be offered or sold by the selling shareholders. We will receive no proceeds from any sales of the common shares, but will incur expenses in connection with the offering. See "Selling Shareholders" and "Plan of Distribution."

         Our common shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "LHO."

         The terms of the securities include limitations on ownership and restrictions on transfer thereof as may be appropriate to preserve our status as a real estate investment trust for United States federal income tax purposes. See "Restrictions on Ownership of Capital Shares."

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DESCRIPTION OF RISKS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE SECURITIES.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                        The date of this prospectus is .

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

         This document (and the documents that are incorporated by reference) contain forward-looking statements that are subject to risks and uncertainties. You are cautioned not to place undue reliance on such statements which only speak as of the date hereof. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections and plans and objectives for future operations. You can identify forward looking statements by the use of forward looking expressions like "may," "will," "should," "expect," "anticipate," "estimate," or "continue" or any negative or other variations on such expressions. Many factors could affect our actual financial results, and could cause actual results to differ materially from those in the forward-looking statements.

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not occur.

                            LASALLE HOTEL PROPERTIES


         We were organized on January 15, 1998 and commenced operations upon the completion of our initial public offering on April 29, 1998. We are a real estate investment trust ("REIT") that buys, owns and leases upscale and luxury full service hotels located in convention, resort and major urban business markets. We were formed to own hotels and to continue and expand the hotel investment activities of Jones Lang LaSalle Incorporated ("Jones Lang LaSalle") and its predecessors. We have no employees and our investment advisor, LaSalle Hotel Advisors, Inc. (the "Advisor"), a wholly owned subsidiary of Jones Lang LaSalle, conducts our day to day operations.

         As of March 31, 1999, we owned interests in 12 hotels with an aggregate of 4,110 guest rooms located in nine states. Our hotels target both business and leisure travelers, including groups and those attending meetings and conventions, who prefer a full range of high quality facilities, services and amenities. All of our hotels are managed by independent hotel operators. Our hotels include two LeMeridiens(R), three Marriotts(R), two Radissons(R), two Holiday Inns(R), one Hyatt(R) and two independent hotels.

         Our primary objectives are to:

            o maximize current ret urns to shareholders through increases in distributable cash flow; and

            o to increase long-term total returns to shareholders through appreciation in the value of our common shares.

         To achieve these objectives, we seek to:

            o invest in or acquire additional hotels on favorable terms; and

            o enhance the return from, and the value of, our hotels and any additional hotels that we may acquire or develop; and

         We will seek to achieve revenue growth principally through:

            o acquisitions of full service hotels located in convention, resort and major urban business markets in the United States and abroad, especially upscale and luxury full service hotels in markets and where the Advisor perceives strong demand growth or significant barriers to entry;

            o renovations and/or expansions at certain of our hotels; and

            o selective development of hotels, particularly upscale and luxury full service hotels in high demand markets where development economics are favorable.

         We focus on hotels located in convention, resort and major urban business markets. Within these markets we primarily focus on upscale and luxury full service hotels. Full service hotels generally provide a significant array of guest services and offer a full range of meeting and conference facilities and banquet space. Facilities also typically include restaurants and lounge areas, gift shops and recreational facilities, including swimming pools. As a result, full service hotels often generate significant revenue from sources other than guest room revenue.

         We own all our assets and conduct substantially all our business through LaSalle Hotel Operating Partnership, L.P. (the "Operating
Partnership"), a Delaware limited partnership. We are the general partner of the Operating Partnership and as of March 31, 1999, we owned 82.7% of the outstanding units in the Operating Partnership.

         To enable us to satisfy certain requirements for qualifications as a REIT, neither we nor the Operating Partnership can operate any of the hotels in which we invest. Accordingly, four of our hotels are leased to LaSalle Hotel Lessee, Inc.. We own a 9% interest in LaSalle Hotel Lessee, Inc., and together with Jones Lang LaSalle and LPI Charities, a charitable corporation organized under the laws of the state of Illinois, we make all material decisions concerning LaSalle Hotel Lessee, Inc.'s business affairs and operations. Our remaining eight hotels are leased to unaffiliated lessees (affiliates of whom also operate these hotels).

         All of our hotels are leased under participating leases which provide for rent equal to the greater of a base rent or participating rent, which is based on fixed percentages of gross hotel revenues. These leases are designed to allow us to achieve substantial participation in revenue growth at our hotels. We intend to operate as a REIT as defined in the Internal Revenue Code of 1986, as amended (the "Code").

         Our executive offices are located at 1401 Eye Street, Suite 900 NW Washington, DC 20005 and our telephone number at that location is (202) 222-2600.

                                  RISK FACTORS


         An investment in our common shares involves various risks.

o SPECIAL CONSIDERATIONS APPLICABLE TO REDEEMING UNIT HOLDERS

         TAX CONSEQUENCES OF REDEMPTION OF UNITS. Your exercise of your unit redemption right will be treated for tax purposes as a sale of the units you redeem. Such a sale will be fully taxable to you in an amount equal to the cash or the value of the common shares received in the exchange plus the amount of the Operating Partnership's nonrecourse liabilities considered allocable to the redeemed units at the time of the redemption. It is possible that the amount of gain you will be required to recognize, or even the tax liability resulting from such gain, could exceed the amount of cash or the value of the common shares you receive upon such redemption. See "Redemption of Units - Tax Consequences of Redemption." In addition, because the price of common shares fluctuates, the price you receive when you sell your common shares may not equal the value of your units at the time of redemption.

         POTENTIAL CHANGE IN INVESTMENT UPON REDEMPTION OF UNITS. If you exercise your unit redemption right, we will determine whether you receive cash or common shares in exchange for your units. If you receive common shares, you will become a shareholder of LaSalle Hotel Properties rather than a holder of units in the Operating Partnership. Although an investment in our common shares is substantially equivalent to an investment in the Operating Partnership's units, there are some differences between ownership of units and ownership of common shares. These differences include form of organization, investor rights and federal income tax consequences. These differences, some of which may be material to you, are discussed in "Redemption of Units - Comparison of Ownership of Units and common shares."


o OUR ABILITY TO MAKE DISTRIBUTIONS ON OUR COMMON SHARES DEPENDS UPON THE ABILITY OF THE LESSEES TO MAKE RENT PAYMENTS UNDER OUR LEASES

         Our income is dependent upon rental payments from the lessees of our hotels which in turn depends upon the ability of the lessees to generate sufficient revenues from our hotels in excess of operating expenses. Any failure or delay by the lessees in making rent payments would adversely affect our ability to make distributions to our shareholders. Such failure or delay by the lessees may be caused by reductions in revenue from the hotels or in the net operating income of the lessees or otherwise. In addition, all of the lessees have limited assets. Although failure on the part of a lessee to materially comply with the terms of a lease (including failure to pay rent when due) would give us the right to terminate such lease, repossess the applicable property and enforce the payment obligations under the lease, we would then be required to find another lessee to lease such property. There can be no assurance that we would be able to enforce the payment obligations of the defaulting lessee, find another lessee or, if another lessee were found, that we would be able to enter into a new lease on favorable terms.


o OUR RETURN ON OUR HOTELS DEPENDS UPON THE ABILITY OF THE LESSEES AND THE OPERATORS TO OPERATE AND MANAGE THE HOTELS

         DEPENDENCE UPON OPERATORS. To maintain our status as a REIT, we are unable to operate any of our hotels. As a result, we are unable to directly implement strategic business decisions with respect to the operation and marketing of our hotels, such as decisions with respect to the setting of room rates, repositioning of a hotel, change of franchise and brand affiliation, food and beverage prices and certain similar matters. Although we consult with the lessees and operators with respect to strategic business plans through the Advisor, the lessees and operators are under no obligation to implement any of our recommendations with respect to such matters.

o  DEPENDENCE UPON THE ADVISOR


         DEPENDENCE UPON THE ADVISOR AND POTENTIAL CONFLICTS THEREWITH. We do not have any employees and are dependent on the Advisor for all strategic business direction, management and administrative services. While the employees of the Advisor devote substantially all of their time and efforts on behalf of LaSalle Hotel Properties, certain employees of the Advisor will allocate a limited portion of their time and efforts to other activities on behalf of Jones Lang LaSalle. In the event that the Advisor does not perform its obligations under the Advisory Agreement or if the Advisory Agreement were to be terminated, we would have no employees to provide such services and no assurance can be given that a satisfactory replacement advisor could be engaged on acceptable terms; the failure to do so could have a material adverse effect on our financial condition or results of operations.


         Our interests and the Advisor's potentially may conflict due to the ongoing relationships between us. Because the timing and amount of incentive and other fees received by the Advisor may be affected by various determinations, including the sale or disposition of properties, the Advisor may have a conflict of interest with respect to such determinations. With respect to the various contractual arrangements between the two entities, the potential exists for disagreement as to the quality of services provided by the Advisor and as to contractual compliance under the Advisory Agreement. The Advisor, Jones Lang LaSalle and any of their affiliates are prohibited from investing in hotels that compete directly or indirectly with LaSalle Hotel Properties, except as provided below:


o in the case of an affiliate, that is a "registered investment adviser" under the Investment Advisers Act of 1940, as amended, and such affiliate makes such acquisition or gives such advice in the ordinary course of management activities for securities investments;

o acquires a company or other entity which owns or provides asset management services with respect to competitive hotels, provided that is not a material activity of such company or entity and that such company or entity does not engage in activities relating to additional competitive hotels;

o   invests in debt or debt securities; or

o is engaged in consulting, development, financing, disposition or facility related services with respect to competitive hotels.

Also, a limited number of hotels advised by Jones Lang LaSalle, or in which Jones Lang LaSalle held an interest on the date of our initial public offering were excluded from this prohibition.

         In addition, our chairman, Stuart L. Scott, also serves as an officer and director of Jones Lang LaSalle and the Advisor. Jon E. Bortz, Michael D. Barnello and Hans S. Weger (who are also officers and directors of the Advisor) also serve as our executive officers. Messrs. Scott, Bortz and Barnello, as well as certain other officers and Trustees of LaSalle Hotel Properties and directors of the Advisor, also own shares (and/or options or other rights to acquire shares) in Jones Lang LaSalle, either directly or indirectly.

o OUR PERFORMANCE AND THE VALUE OF OUR COMMON SHARES ARE SUBJECT TO RISKS ASSOCIATED WITH THE HOTEL INDUSTRY

         COMPETITION FOR GUESTS, INCREASES IN OPERATING COSTS, DEPENDENCE ON TRAVEL AND ECONOMIC CONDITIONS COULD AFFECT OUR CASH FLOW. Our Hotels will be subject to all operating risks common to the hotel industry. These risks include:

o   competition for guests from other hotels;

o increases in operating costs due to inflation and other factors, which may not be offset in the future by increased room rates;

o dependence on business and leisure travelers, which demand may fluctuate and be seasonal;

o increases in energy costs, airline fares and other expenses related to travel, which may deter travelling;

o   and adverse effects of general and local economic conditions.

         These factors could adversely affect the ability of the lessees to generate revenues and to make rent payments to us and therefore our ability to make distributions to our shareholders.

     OPERATING COSTS COULD ADVERSELY AFFECT OUR CASH FLOW.
Hotels require ongoing renovations and other capital improvements, including periodic replacement or refurbishment of furniture, fixtures and equipment ("FF&E"). Under the terms of our leases, we are obligated to pay the cost of certain capital expenditures at our hotels and to pay for periodic replacement or refurbishment of FF&E. If capital expenditures exceed our expectations, there can be no assurance that sufficient sources of financing will be available to fund such expenditures. The additional cost of such expenditures could have an adverse effect on cash available for distribution. In addition, we may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

         CONDITIONS OF FRANCHISE AGREEMENTS AND BRAND LICENSING AGREEMENTS COULD ADVERSELY AFFECT US. Two of our hotels are subject to franchise agreements and seven are subject to brand licensing agreements. In addition, hotels in which we invest subsequently may be operated pursuant to franchise and brand agreements. The continuation of such franchise or brand agreements is subject to specified operating standards and other terms and conditions. Licensors typically inspect licensed properties periodically to confirm adherence to operating standards. Action or inaction on our part or by any of the lessees or the operators could result in a breach of such standards or other terms and conditions of the franchise or brand licenses and could result in the loss or cancellation of a franchise or brand license. It is possible that a licensor could condition the continuation of a franchise or brand license on the completion of capital improvements which our Board of Trustees determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, our Board of Trustees may elect to allow the franchise or brand license to lapse. In any case, if a license is terminated, LaSalle Hotel Properties and the lessee may seek to obtain a suitable replacement license or to operate the hotel independent of a franchise or brand license. The loss of a franchise or brand license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the license because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the licensor, or due to any penalties payable upon early termination of a license.

o COVENANTS UNDER OUR CREDIT FACILITY AND ABSENCE OF CHARTER LIMITATIONS ON INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

         Currently we have a policy of incurring debt only if upon such incurrence our total funded indebtedness would not exceed 50% of "Aggregate Asset Value." For purposes of this policy, Aggregate Asset Value is defined as the sum of (a) the EBITDA for the preceding four quarters (reduced by the applicable FF&E reserves for the relevant period) of hotels that we owned for more than four quarters times 10, and (b) the investment amount (which shall include the purchase price, including assumed indebtedness, and all acquisition costs) for all hotels owned for less than four quarters and 95% of all capital expenditures with respect to such hotels,. As of December 31, 1998, this Ratio was 37.3%.

         REQUIREMENTS OF OUR CREDIT FACILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OUR ABILITY TO MAKE DISTRIBUTIONS. We have obtained a senior unsecured credit facility from Societe Generale, Southwest Agency and Bank of Montreal, which provides for a maximum borrowing amount of up to $235 million (the "Credit Facility"), which matures on April 30, 2001. There can be no assurance that we will be able to renew the Credit Facility upon maturity or that if renewed, the terms will not be less favorable. At March 31, 1999 $169.2 million was outstanding under the Credit Facility. Borrowings under the Credit Facility bear interest at floating rates equal to LIBOR plus an applicable margin or an "Adjusted Base Rate" plus an applicable margin, at our election. At March 31, 1999 the weighted average interest rate was approximately 6.7% for LIBOR borrowings. We did not have any Adjusted Base Rate borrowings outstanding at March 31, 1999.

         Our ability to borrow under the Credit Facility is subject to certain financial covenants, including covenants relating to limitations on unsecured and secured borrowings, minimum interest and fixed charge coverage ratios and a minimum equity value. We rely on borrowings under the Credit Facility to finance acquisitions, capital improvements, working capital and general corporate purposes and, if we are unable to borrow under the Credit Facility, it could adversely affect our financial condition. The Credit Facility also contains a financial covenant limiting the amount of distributions that we may make to holders of our common shares during any fiscal quarter.

         Although we presently are in compliance with the covenants under the Credit Facility, there is no assurance that we will continue to be in compliance or that we will be able to service our indebtedness or pay distributions to our shareholders.

         As described above, our Credit Facility contains financial covenants which limit the ability of the Operating Partnership to incur additional indebtedness. However, our organizational documents do not contain any limitation on the amount of indebtedness we may incur. Accordingly, our Board of Trustees could alter or eliminate this policy and would do so, for example, if it were necessary in order for us to continue to qualify as a REIT. If this policy were changed, we could become more highly leveraged, resulting in higher interest payments that could adversely affect the ability to pay distributions to our shareholders and could increase the risk of default on the Operating Partnership's existing indebtedness.


o  OUR PERFORMANCE AND VALUE ARE SUBJECT TO REAL ESTATE INDUSTRY CONDITIONS

         BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID, WE MAY NOT BE ABLE TO SELL PROPERTIES WHEN APPROPRIATE. Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. In addition, provisions of the Code limit a REIT's ability to sell properties in some situations when it may be economically advantageous to do so, thereby adversely affecting returns to our shareholders.

         LIABILITY FOR ENVIRONMENTAL MATTERS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at a property. An owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in the property. These laws often impose such liability without regard to whether the owner knew of, or caused, the presence of the contaminants. Clean-up costs and the owner's liability generally are not limited under the enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of or the failure to properly remediate the substances may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the clean-up costs of the substances at a disposal or treatment facility, whether or not such facility is owned or operated by the person. Even if more than one person was responsible for the contamination, each person covered by the environmental laws may be held responsible for the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

         Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials ("ACMs"). These laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of properties containing ACMs. Having arranged for the disposal or treatment of contaminants we may be potentially liable for removal, remediation and other costs, including governmental fines and injuries to persons and property.

         CERTAIN LEASES AND RIGHTS OF FIRST REFUSAL MAY CONSTRAIN US FROM ACTING IN THE BEST INTERESTS OF SHAREHOLDERS. The Le Meridien New Orleans hotel and the San Diego Paradise Point Resort are each subject to ground leases with a third party lessor. Any proposed sale of the LeMeridien New Orleans hotel or the San Diego Paradise Point Resort by the Operating Partnership or any proposed assignment of the Operating Partnership's leasehold interest in either of the ground leases will require the consent of the third party lessor. As a result, LaSalle Hotel Properties and the Operating Partnership may not be able to sell, assign, transfer or convey the Operating Partnership's interest in the Le Meridien New Orleans hotel or the San Diego Paradise Point Resort without the consent of such third party lessor, even if such transactions may be in the best interests of our shareholders. The Le Meridien New Orleans is also subject to an air space lease with the City of New Orleans with respect to the balconies located at the hotel. As a result, LaSalle Hotel Properties and the Operating Partnership may not be able to sell, assign, transfer or convey the Operating Partnership's interest in the Le Meridien New Orleans hotel without the consent of the City of New Orleans. Le Meridien Dallas is subject to a right of first refusal in favor of the owner of the balance of the condominium units. In addition, we will be subject to certain rights of first refusal with respect to the following Hotels: Radisson Hotel South and Plaza Tower, Marriott Seaview Resort and LaGuardia Airport Marriott.

         THE COSTS OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT COULD ADVERSELY AFFECT OUR CASH FLOW. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain Federal requirements related to access and use by disabled persons. A determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If we were required to make modifications to comply with the ADA, our ability to make expected distributions to our shareholders could be adversely affected.


o  FAILURE TO QUALIFY AS A REIT WOULD BE COSTLY

         We have operated (and intend to operate) so as to qualify as a REIT under the Code beginning with our taxable year ended December 31, 1998. Although our management believes that we are organized and operated in a manner to so qualify, no assurance can be given that we will qualify or remain qualified as a REIT.


         If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, we also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce net earnings available to service indebtedness, make investments or pay distributions to shareholders because of the additional tax liability to us for the years involved. Also, we would not then be required to pay distributions to our shareholders.


o  THE ABILITY OF OUR SHAREHOLDERS TO EFFECT A CHANGE IN CONTROL IS LIMITED

         POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OUR DECLARATION OF TRUST AND BYLAWS. Certain provisions of Maryland law and of our Articles of Amendment and Restatement of Declaration of Trust (the "Declaration of Trust ") and Bylaws may have the effect of discouraging a third party from making an acquisition proposal for LaSalle Hotel Properties and could delay, defer or prevent a transaction or a change in control of LaSalle Hotel Properties under circumstances that could give the holders of common shares the opportunity to realize a premium over the then prevailing market price of the common shares. Such provisions include the following:

         STOCK OWNERSHIP LIMIT IN OUR DECLARATION OF TRUST COULD INHIBIT CHANGES IN CONTROL. In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of our taxable year. Furthermore, if any person were to actually or constructively own more than 10% in value of our shares, and, at the same time, actually or constructively own 10% or more of the shares of a corporate lessee, or a 10% or greater interest in the assets or profits of a noncorporate lessee, then the lessee could become a Related Party Tenant (as defined in the Code), which could result in loss of our REIT status. For the purpose of preserving our REIT qualification, among other reasons, our Declaration of Trust prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Code) of more than 9.8% of any class of our outstanding shares by any person (the "Ownership Limitation"). Generally, the shares owned by affiliated owners will be aggregated for purposes of the Ownership Limitation. Although our Board of Trustees presently has no intention of doing so, the Board of Trustees could waive these restrictions if evidence satisfactory to the Board of Trustees and the our tax counsel were presented that the changes in ownership would not then or in the future jeopardize our status as a REIT and the Board of Trustees otherwise decided such action would be in our best interests. Shares acquired or transferred in breach of the limitation will be automatically transferred to a trust for the exclusive benefit of one or more charitable organizations and the purchaser-transferee shall not be entitled to vote or to participate in dividends or other distributions. In addition, common shares acquired or transferred in breach of the limitation may be purchased from such trust by us for the lesser of the price paid and the average closing price for the ten trading days immediately preceding redemption. A transfer of shares to a person who, as a result of the transfer, violates the Ownership Limitation will be void.

         The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of LaSalle Hotel Properties in which holders of some, or a majority, of the common shares might receive a premium for their common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

         POTENTIAL EFFECTS OF STAGGERED BOARD COULD INHIBIT CHANGES IN CONTROL. Our Board of Trustees is divided into three classes of trustees. The initial terms of the first, second and third classes will expire in 1999, 2000 and 2001, respectively. Trustees of each class will be chosen for three year terms upon the expiration of the current class terms, and, beginning in 1999 and each year thereafter, one class of trustees will be elected by the shareholders. A trustee may be removed, with or without cause, by the affirmative vote of 75% of the votes entitled to be cast for the election of trustees, which super-majority vote may have the effect of delaying, deferring or preventing a change of control of LaSalle Hotel Properties. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of LaSalle Hotel Properties even though a tender offer or change in control might be in the best interests of the shareholders.

         ISSUANCES OF PREFERRED SHARES COULD INHIBIT CHANGES IN CONTROL. Our Declaration of Trust authorizes our Board of Trustees to issue up to 20 million preferred shares, to reclassify unissued shares, and to establish the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each such class or series of any preferred shares issued. As of March 31, 1999, we had no preferred shares outstanding.

         CERTAIN PROVISIONS OF MARYLAND LAW COULD INHIBIT CHANGES IN CONTROL. Under the Maryland General Corporation Law, as amended (the "Maryland Law"), certain "business combinations" (including certain issuances of equity securities) between a Maryland REIT such as LaSalle Hotel Properties and any person who owns 10% or more of the voting power of the REIT's shares or an affiliate thereof are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. Thereafter, any such business combination must be approved by two super-majority votes unless, among other conditions, the REIT's common shareholders receive a minimum price (as defined by Maryland Law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares.

         EFFECT OF MARYLAND CONTROL SHARE ACQUISITION STATUTE. In addition to certain provisions of our Declaration of Trust, the Maryland control share acquisition statutes may have the effect of discouraging a third party from making an acquisition proposal for LaSalle Hotel Properties. Maryland Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares, which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         If voting rights are not approved at a meeting of shareholders then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

         Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of our shares. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in our Bylaws is rescinded, the control share acquisition statute could have the effect of delaying, deferring, preventing or otherwise discouraging offers to acquire LaSalle Hotel Properties and of increasing the difficulty of consummating any such offer.

         APPROVAL OF UNITHOLDERS REQUIRED FOR CERTAIN BUSINESS COMBINATIONS. The Partnership Agreement provides that we may not generally engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of our assets, or any reclassification, or any recapitalization or change of outstanding common shares (a "Business Combination"), unless the holders of units will receive, or have the opportunity to receive, the same consideration per unit as holders of common shares receive per common share in the transaction; if holders of units will not be treated in such manner in connection with a proposed Business Combination, we may not engage in such transaction unless unitholders holding more than 50% of the units vote to approve the Business Combination. In addition, as provided in the Partnership Agreement, we will not consummate a Business Combination with respect to which we conducted a vote of the shareholders unless the matter would have been approved had holders of units been able to vote together with the shareholders on the transaction. The foregoing provisions of the Partnership Agreement would under no circumstances enable or require us to engage in a Business Combination which required the approval of our shareholders if our shareholders did not in fact give the requisite approval. Rather, if our shareholders did approve a Business Combination, we would not consummate the transaction unless (i) we as general partner first conduct a vote of unitholders (including us) on the matter, (ii) we vote the units held by us in the same proportion as our shareholders voted on the matter at the shareholder vote, and (iii) the result of such vote of the unitholders (including our proportionate vote of units) is that had such vote been a vote of shareholders, the Business Combination would have been approved by the shareholders. As a result of these provisions of the Partnership Agreement, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or we, despite having the requisite authority under our Declaration of Trust, may not be authorized to engage in a proposed Business Combination.


o PROPERTY OWNERSHIP THROUGH PARTNERSHIPS AND JOINT VENTURES COULD LIMIT OUR CONTROL OF THOSE INVESTMENTS

         Partnership or joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partners or co-venturer might become bankrupt, that our partners or co-venturer might at any time have different interests or goals than we do, and that our partners or co-venturer may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither our partner or co-venturer nor us would have full control over the partnership or joint venture. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.


o TAX CONSEQUENCES UPON A SALE OR REFINANCING OF PROPERTIES MAY RESULT IN CONFLICTS OF INTEREST FOR LASALLE HOTEL PROPERTIES AND JONES LANG LASALLE

         Holders of units of limited partnership of the Operating Partnership or co-owners of properties not owned entirely by us may suffer different and more adverse tax consequences than we will upon the sale or refinancing of our properties. We may have different objectives from these co-owners and holders of limited partnership units regarding the appropriate pricing and timing of any sale or refinancing of these properties. While LaSalle Hotel Properties, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance each property owned solely by the Operating Partnership, the trustees and officers of LaSalle Hotel Properties who have interests in limited partnership units may seek to influence us not to sell or refinance the properties, even though such a sale might otherwise be financially advantageous to us, or may seek to influence us to refinance a property with a higher level of debt.

         POLICIES WITH RESPECT TO CONFLICTS OF INTEREST MAY NOT BE SUCCESSFUL. We have adopted policies designed to eliminate or minimize conflicts of interest. These policies include the approval of all transactions in which trustees or officers of LaSalle Hotel Properties have a conflicting interest by a majority of the trustees who are neither officers nor affiliated with us. These policies do not prohibit sales of assets to or from affiliates, but would require the sales to be approved by the independent trustees of LaSalle Hotel Properties. However, there is no assurance that these policies will be successful and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all of our shareholders.


o  RISK OF IMPACT OF YEAR 2000 ISSUE ON OUR OPERATIONS AND FINANCIAL RESULTS

         The "Year 2000 Issue" is the result of computer programs and systems having been designed and developed to use two digits, rather than four, to define the applicable year. As a result, these computer programs and systems may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, pay invoices or engage in similar normal business activities.

         Our year 2000 project is estimated to be completed not later than September 30, 1999, which is prior to any anticipated impact on our operating systems. Additionally, we have received assurances from our contractors that all of our building management and mechanical systems are currently year 2000 ready or will be ready prior to any impact on those systems. However, we cannot guarantee that all contractors will comply with their assurances and therefore we may not be able to determine year 2000 readiness of those contractors. At that time, we will determine the extent to which we will be able to replace non compliant contractors. We believe that with modifications to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems for our computer systems. However, if modifications and conversions are not made, or are not completed timely, the year 2000 issue could have a material impact on our operations.

         To date, we have expended less than $0.1 million and expect to expend an additional $0.2 million in connection with upgrading building management, mechanical and computer systems. The costs of the project and the date on which we believe we will complete the year 2000 modifications are based on our management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause material differences include, but are not limited to the availability and costs of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.


                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

         We have filed a Registration Statement on Form S-3, of which this prospectus is a part, to register the securities with the SEC. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

         The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

SEC FILINGS (FILE NO. 1-14045)               PERIOD

Annual Report on Form 10-K                   Year ended December 31, 1998
Registration Statement on Form 8-A           Filed April 21, 1998


         Any documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus but before the end of any offering of securities made under this Prospectus will also be considered to be incorporated by reference.

         If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Written requests should be addressed to LaSalle Hotel Properties, 1401 Eye Street, NW, Suite 900, Washington, DC 20005, Attn: Raymond D. Martz, Director of Finance. Oral requests should be made to Mr. Martz at (202) 222-2600.

                              REDEMPTION OF UNITS

         Generally, each limited partner of the Operating Partnership other than LaSalle Hotel Properties and certain of its affiliates has the right to require the redemption of its units beginning on the first anniversary of the issuance of such units. In addition, if LaSalle Hotel Properties intends to make an extraordinary distribution of cash or property to its shareholders or effect a merger, a sale of all or substantially all of its assets or any other similar extraordinary transaction, then each limited partner may exercise its unit redemption right, regardless of the length of time it has held its units, during the period commencing on the date LaSalle Hotel Properties gives notice of such intention and ending on the record date to determine shareholders eligible to receive such distribution or to vote on such transaction or, if no record date is applicable, at least twenty business days before the consummation of such transaction. A limited partner may exercise its unit redemption right by giving written notice to the Operating Partnership and LaSalle Hotel Properties. The units specified in such notice shall be redeemed on the tenth business date following the date on which LaSalle Hotel Properties receives the redemption notice or, in the case of the exercise of a unit redemption right in connection with an extraordinary transaction, the date on which the Operating Partnership and LaSalle Hotel Properties receive the redemption notice.

         LaSalle Hotel Properties has the right to assume the Operating Partnership's obligation with respect to a unit redemption right on a one common share for one unit basis. If LaSalle Hotel Properties does not exercise its right, a limited partner which exercises its unit redemption right will receive cash from the Operating Partnership in an amount equal to the market value of the units to be redeemed. The market value of a unit for this purpose will be equal to the average of the closing price of one common share on the NYSE for the ten trading days before the day on which the redemption notice was given. If LaSalle Hotel Properties elects to acquire units tendered by a limited partner exercising the unit redemption right. LaSalle Hotel Properties will either, at its option, pay cash in the amount specified above or issue a number of common shares equal to the number of units tendered for redemption, adjusted to take into account prior share dividends or subdivision or combination of common shares. Upon exercise of the unit redemption right, the limited partner's right to receive distributions on the units redeemed will cease. At least 1,000 units (or all remaining units owned by the limited partner if less than 1,000 units) must be redeemed each time the unit redemption right is exercised. No redemption or exchange can occur if delivery of common shares therefor would be prohibited either under the provisions of LaSalle Hotel Properties' Declaration of Trust designed to protect LaSalle Hotel Properties' REIT qualification or under applicable federal or state securities laws. LaSalle Hotel Properties will at times reserve and keep available out of its authorized but unissued common shares, solely for the purpose of effecting the issuance of common shares pursuant to the unit redemption right, a sufficient number of common shares as shall from time to time be sufficient for the redemption of all outstanding units not owned by LaSalle Hotel Properties.


TAX CONSEQUENCES OF REDEMPTION

         The following discussion summarizes certain Federal income tax considerations that may be relevant to a unitholder should such unitholder exercise their right to redeem units.

         TAX TREATMENT OF EXCHANGE OR REDEMPTION OF UNITS. If we elect to purchase units tendered for redemption, the Operating Partnership's Partnership Agreement provides that each of the unitholder, the Operating Partnership and LaSalle Hotel Properties shall treat the transaction between the unitholder and us as a sale of units by the unitholder at the time of such redemption. Such sale will be fully taxable to the unitholder and the unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the common shares received plus the amount of any Operating Partnership liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below. If we do not elect to purchase a unitholder's units tendered for redemption and the Operating Partnership redeems such units for cash that we contribute to the Operating Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such units to us in a fully taxable transaction, although the matter is not free from doubt. In that event, the unitholder would be treated as realizing an amount equal to the sum of the cash received plus the amount of any Operating Partnership liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount and character of gain or loss in the event of such a sale is discussed more fully below. See "--Tax Treatment of Disposition of units by a Limited Partner Generally."

         If we do not elect to purchase units tendered for redemption and the Operating Partnership redeems a unitholder's units for cash that is not contributed by us to effect the redemption, then, barring the application of certain disguised sale rules described below, the tax consequences would be the same as described in the previous paragraph if all of the unitholder's units are redeemed. However, if the Operating Partnership redeems less than all of the unitholder's units, the unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any Operating Partnership liabilities allocable to the redeemed units, exceeded the unitholder's adjusted basis in all of its units (including those not redeemed) immediately before the redemption.

         If we contribute cash to the Operating Partnership to effect a redemption, and in the unlikely event that the redemption transaction is treated as the redemption of a unitholder's units by the Operating Partnership rather than a sale of units to us, the income tax consequences to the unitholder would be as described in the preceding paragraph.

         Even in the case of a cash redemption of units by the Operating Partnership that is not treated as a sale of the units redeemed, it is possible that the redemption could be subject to certain disguised sale rules. Under
Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations"), a contribution by a partner of property to a partnership and a transfer of money or other consideration by the partnership to the partner (including certain reductions in the partner's share of liabilities) may be treated as a sale, in whole or in part, of such property by the partner to the partnership based on all of the facts and circumstances. The Disguised Sale Regulations further provide that, in general, where the contribution of property by the partner and the transfer of money or other consideration by the partnership are made within two years of each other, the transfers are presumed to be a sale of the property by the partner to the partnership unless the facts and circumstances clearly establish that the transfers do not constitute a sale. Accordingly, if units redeemed by a unitholder had been received by the unitholder in return for a transfer of property to the Operating Partnership less than two years before the redemption, it is likely that the redemption would be treated as a disguised sale of the transferred property. In such case, the unitholder would be treated as though he had sold the property to the Operating Partnership on the date of the transfer of the property and received on such date an obligation of the Operating Partnership to transfer money or other consideration to the unitholder.

         TAX TREATMENT OF DISPOSITION OF UNITS BY A LIMITED PARTNER GENERALLY. If a unit is disposed of in a manner that is treated as a sale of the unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such unit. See "--Basis of Units." Upon the sale of a unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (E.G., common shares) received plus the amount of any Operating Partnership liabilities allocable to the units sold. To the extent that this amount realized exceeds the limited partner's basis for the units disposed of, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and/or the value of any other property (E.G., common shares) received upon such disposition.

         Except as described below, any gain recognized upon a sale or other disposition of units will be treated as gain attributable to the sale or disposition of a capital asset (assuming the units were held by the limited partner as a capital asset). To the extent, however, that the amount realized upon the sale of a unit attributable to a limited partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such gain will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a unit, such as "depreciation recapture" under Sections 1245 and 1250 of the Code.

         BASIS OF UNITS. Generally, a limited partner's initial tax basis in her units is increased by (i) such limited partner's share of Operating Partnership taxable and tax-exempt income and (ii) increases in such limited partner's allocable share of liabilities of the Operating Partnership. Conversely, a limited partner's basis in his units is decreased (but not below zero) by (A) such limited partner's share of Operating Partnership distributions, (B) decreases in such limited partner's allocable share of liabilities of the Operating Partnership, (C) such limited partner's share of losses of the Operating Partnership and (D) such limited partner's share of nondeductible expenditures of the Operating Partnership that are not chargeable to capital.


COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES

         An investment in our common shares is substantially equivalent economically to an investment in the Operating Partnership's units. A holder of common shares receives the same distribution that a holder of a unit receives and shareholders and unitholders generally share on an equivalent basis in the risks and rewards of ownership of LaSalle Hotel Properties. There are, however, some differences between ownership of units and ownership of common shares, some of which may be material to investors. The comparisons below are intended to assist holders of units in understanding how their investment will be changed if their units are redeemed for common shares.

       OPERATING PARTNERSHIP                      LASALLE HOTEL PROPERTIES


                     Form of Organization and Assets Owned

The Operating Partnership is a           LaSalle Hotel Properties is a
Delaware limited partnership. The        Maryland real estate investment
Operating Partnership owns, directly     trust. We have elected to be taxed as
and through a subsidiary, our hotels     a REIT under the Code and intend to
and other assets. The Operating          continue to meet the requirements for
Partnership is not permitted to take     qualifications as a REIT. LaSalle
any action which could adversely         Hotel Properties' only significant
affect our REIT status.                  asset is its interest in the
                                         Operating Partnership, which gives
                                         LaSalle Hotel Properties an indirect
                                         investment in the hotels owned by the
                                         Operating Partnership. Under the
                                         Operating Partnership's partnership
                                         agreement, LaSalle Hotel Properties
                                         may not, directly or indirectly,
                                         enter into or conduct any business
                                         other than in connection with the
                                         ownership, acquisition and
                                         disposition of partnership interests
                                         as the general partner or limited
                                         partner and the management of the
                                         business of the Operating Partnership
                                         and such activities as are incidental
                                         thereto, without the consent of the
                                         unaffiliated limited partners.


                               Additional Equity

The Operating Partnership is             LaSalle Hotel Properties' Board of
authorized to issue units and other      Trustees may authorize issuances from
partnership interests in one or more     time to time of shares of beneficial
classes or series, with such             interest of any class or series, or
designations, preferences and            securities or rights convertible into
relative participating, optional or      shares, for such consideration as the
other special rights, powers and         Board of Trustees determines.
duties as determined by LaSalle Hotel
Properties. The Operating Partnership
may issue units and other partnership
interests to LaSalle Hotel Properties
in exchange for the proceeds raised
by an offering by LaSalle Hotel
Properties of comparable shares.


                               Borrowing Policies

The Operating Partnership has no         The Operating Partnership's
restrictions on borrowings, and          partnership agreement prohibits
LaSalle Hotel Properties is              LaSalle Hotel Properties from
authorized to borrow money on behalf     incurring debt unless it lends the
of the Operating Partnership. LaSalle    net proceeds to the Operating
Hotel Properties has adopted a policy    Partnership. LaSalle Hotel Properties
of incurring debt, either directly or    has a Board of Trustees policy that
through the Operating Partnership,       it will not incur indebtedness other
only if upon such incurrence the         than short-term trade, employee
Company's total funded indebtedness      compensation, distributions payable
would not exceed 50% of "Aggregate       or similar indebtedness that will be
Asset Value." See "Risk Factors."        paid in the ordinary course of
                                         business. Indebtedness to fund
                                         acquisitions and other business
                                         activities is instead incurred by the
                                         Operating Partnership.



                               Management Control

Management of the Operating              The business and affairs of LaSalle
Partnership is exclusively vested in     Hotel Properties are managed under
LaSalle Hotel Properties, as general     the direction of the Board of
partner. LaSalle Hotel Properties has    Trustees and the Advisor directs the
full power and authority to do all       day-to-day activities of LaSalle
things it deems necessary or             Hotel Properties. The policies
desirable to conduct the business of     adopted by the Board of Trustees may
the Operating Partnership, subject to    be altered or eliminated without a
the consent of certain of the limited    vote of the shareholders.
partners in connection with actions      Accordingly, except for their vote in
that adversely affect such limited       the elections of trustees,
partners and the consent of the          shareholders have no control over the
holders of a majority of partnership     ordinary business policies of LaSalle
interests in connection with the         Hotel Properties. A trustee, other
sale, exchange, transfer or other        than a trustee elected by the holders
disposition of all assets of the         of a class or series of shares of
Operating Partnership through a          beneficial interest other than common
merger, consolidation or otherwise.      shares, may be removed only with
LaSalle Hotel Properties is under no     cause by a majority vote of
obligation to consider the tax           shareholders.
consequences to limited partners when
making decisions for the benefit of
the Operating Partnership. The
limited partners have no power to
remove LaSalle Hotel Properties as
general partner.


                                Fiduciary Duties

Under Delaware law, LaSalle Hotel        Under Maryland law, the trustees must
Properties, as general partner, is       perform their duties in good faith,
required to exercise good faith and      in a manner that they reasonably
integrity in all dealings with           believe to be in the best interests
respect to partnership affairs. Under    of LaSalle Hotel Properties and with
the Operating Partnership's              the care of an ordinarily prudent
partnership agreement, however, the      person in a like position. Trustees
limited partners expressly               of LaSalle Hotel Properties who act
acknowledge that LaSalle Hotel           in such a manner generally will not
Properties, as general partner, is       be liable to LaSalle Hotel Properties
acting on behalf of the Operating        for monetary damages arising from
Partnership. LaSalle Hotel Properties    their activities.
is under no obligation to consider
the tax consequences to, or the
separate interests of, the limited
partners.


                    Management Liability and Indemnification

LaSalle Hotel Properties is not          LaSalle Hotel Properties is required
liable for monetary damages for          by its bylaws to indemnify, to the
losses sustained, liabilities            maximum extent permitted by Maryland
incurred, or benefits not derived by     law, (a) any trustee, officer or
the limited partners so long as it       shareholder or any former trustee,
acts in good faith. LaSalle Hotel        officer or shareholder (including any
Properties' liability in any event is    individual who, while a trustee,
limited to its interest in the           officer or shareholder and at the
Operating Partnership. The Operating     express request of LaSalle Hotel
Partnership has indemnified LaSalle      Properties, serves or has served
Hotel Properties and its trustees and    another corporation, partnership,
officers, and such other persons as      joint venture, trust, employee
LaSalle Hotel Properties may from        benefit plan or any other enterprise
time to time designate, to the           as a director, officer, shareholder,
fullest extent provided by Delaware      partner or trustee of such
law, from and against any loss or        corporation, partnership, joint
damage, including legal fees and         venture, trust, employee benefit plan
court costs incurred by such person      or other enterprise) who has been
by reason of anything it may do or       successful, on the merits or
refrain from doing for or on behalf      otherwise, in the defense of a
of the Operating Partnership or in       proceeding to which he was made a
connection with its business or          party by reason of service in such
affairs unless it is established that    capacity, against reasonable
(i) the act or omission of the           expenses, incurred by him in
indemnified person was material to       connection with the proceeding or (b)
the matter giving rise to the            any trustee or officer or any former
proceeding and either was committed      trustee or officer against any claim
in bad faith or was the result of        or liability to which he may become
active and deliberate dishonesty;        subject by reason of such status.
(ii) such party actually received an
improper personal benefit; or (iii)
in the case of any criminal
proceeding, such party had reasonable
cause to believe the act was
unlawful. The reasonable expenses
incurred by an indemnified person may
be reimbursed by the Operating
Partnership in advance of the final
disposition of the proceeding upon
receipt by the Operating Partnership
of an affirmation by the indemnified
person of his, her or its good faith
belief that the standard of conduct
necessary for indemnification has
been met and an undertaking by such
indemnitee to repay the amount if it
is determined that such standard was
not met.


                            Anti-Takeover Provisions

Except as described below under          The Declaration of Trust and bylaws
"Voting Rights," LaSalle Hotel           of LaSalle Hotel Properties and
Properties has exclusive management      Maryland corporate law contain
power over the business and affairs      provisions that may have the effect
of the Operating Partnership. LaSalle    of delaying or discouraging an
Hotel Properties may not be removed      unsolicited proposal for the
by the limited partners. The             acquisition of LaSalle Hotel
partnership agreement permits limited    Properties or the removal of
partners to transfer all or any          incumbent management. These
portion of their interests in the        provisions include (i) the staggered
Operating Partnership subject to         terms of the Board of Trustees; (ii)
certain exceptions. LaSalle Hotel        authorized capital shares that may be
Properties cannot transfer its           classified and issued at the
partnership interests except in a        discretion of the Board of Trustees,
transaction in which substantially       including securities having superior
all of the assets of the surviving       voting rights to the common shares;
entity consist of units. The             (iii) a requirement that trustees may
partnership agreement does not,          be removed only for cause and only by
however, prevent a transaction in        a vote of a majority of the
which another entity acquires control    outstanding common shares; and (iv)
of LaSalle Hotel Properties and that     provisions designed to avoid
other entity owns assets and conducts    concentration of share ownership in a
businesses outside the Operating         manner that would jeopardize LaSalle
Partnership.                             Hotel Properties' REIT status.


                                 Voting Rights

Limited partners have voting rights      Holders of common shares are entitled
only as to the dissolution of the        to vote on the election and removal
Operating Partnership, the sale of       of trustees, amendments of the
all or substantially all of its          Declaration of Trust, and any
assets and amendments to the             proposal for the merger or
partnership agreement. Generally,        consolidation, or the sale or
LaSalle Hotel Properties is entitled     disposition of substantially all of
to vote its interest in the Operating    the property, of LaSalle Hotel
Partnership and controls all             Properties. Each holder of common
decisions relating to the operation      shares is entitled to one vote per
and management of the Operating          share. Holders of common shares do
Partnership. As of March 31, 1999,       not have cumulative voting rights.
LaSalle Hotel Properties owned
approximately 82.7% of the units. As
units are redeemed by partners, or if
LaSalle Hotel Properties acquires
additional units in exchange for the
proceeds of offerings of its
securities, LaSalle Hotel Properties'
percentage ownership of the units
will increase. If additional units
are issued to third parties, LaSalle
Hotel Properties' percentage
ownership of the units will decrease.


       Amendment of the Partnership Agreement or the Declaration of Trust

Amendments to the partnership            The Declaration of Trust may be
agreement may be proposed by LaSalle     amended by a vote of two-thirds of
Hotel Properties or by limited           all of the votes entitled to be cast
partners holding 25% or more of the      on the matter if the amendment is in
outstanding units. Generally, the        connection with a transaction,
partnership agreement may be amended     approval of which requires by law the
with the approval of LaSalle Hotel       affirmative vote of shareholders, and
Properties and limited partners          pursuant to which LaSalle Hotel
(including LaSalle Hotel Properties)     Properties' business and assets will
holding a majority of the units.         be combined with those of one or more
Certain provisions regarding, among      entities by merger, sale or other
other things, the rights and duties      transfer of assets, consolidation or
of LaSalle Hotel Properties as           share exchange.] Amendments not in
general partner or the dissolution of    connection with such business
the Operating Partnership, may not be    combination transactions require a
amended without the approval of a        vote of two-thirds of all of the
majority of the units not held by        votes entitled to be cast on the
LaSalle Hotel Properties. Amendments     matter. Amendments to change the
that would convert a limited             number of authorized shares of
partner's interest into a general        beneficial interest require the
partner's interest, modify the           approval of holders of a majority of
limited liability of a limited           all votes cast at a meeting of
partner, alter the interest of a         shareholders at which a quorum is
partner in profits or losses or the      present. The trustees, by a
rights to receive any distribution,      two-thirds vote, may amend the
or alter the unit redemption right,      Declaration of Trust without the
must be approved by LaSalle Hotel        consent of shareholders as necessary
Properties and each limited partner      for LaSalle Hotel Properties to
that would be adversely affected by      qualify as a REIT.
such amendment.


Vote Required to Dissolve the Operating Partnership or LaSalle Hotel Properties

Through December 31, 2048, an            Subject to the provisions of any
election to dissolve Operating           class or series of the shares of
Partnership requires the consent of      beneficial interest at the time
limited partners (including LaSalle      outstanding, LaSalle Hotel Properties
Hotel Properties) who hold 90% or        may be terminated and dissolved at
more of the outstanding units. After     any meeting of shareholders, by the
December 31, 2048, an election to        affirmative vote of two-thirds of all
dissolve the Operating Partnership       the votes entitled to be cast on the
may be made by LaSalle Hotel             matter.
Properties, as general partner, in
its sole and absolute discretion,
without the consent of the limited
partners.


                         Vote Required to Sell Assets

LaSalle Hotel Properties has the         LaSalle Hotel Properties may sell,
exclusive authority to determine         lease, exchange or otherwise transfer
whether, when and on what terms the      all or substantially all of its
assets of the Operating Partnership      property upon approval by the Board
will be sold. A sale of all or           of Trustees and, after notice to all
substantially all of the assets of       shareholders entitled to vote on the
the Operating Partnership, or a          matter, by the affirmative vote of
merger of the Operating Partnership      not less than two-thirds of all the
with another entity, generally           votes entitled to be cast on the
requires an affirmative vote of the      matter. No approval of the
holders of a majority of the             shareholders is required for the sale
outstanding units, including units       of less than all or substantially all
held by LaSalle Hotel Properties.        of LaSalle Hotel Properties' assets.
LaSalle Hotel Properties expects to
always own, directly or indirectly, a
majority of the units and thus to
control the outcome of such a vote.


                            Vote Required to Merge

A merger of the Operating Partnership    A merger of LaSalle Hotel Properties
into another entity generally            must be approved by the affirmative
requires an affirmative vote of the      vote of holders of not less than
holders of a majority of the             two-thirds of the common shares then
outstanding units, including units       outstanding and entitled to be cast
held byLaSalle Hotel Properties.         on the matter and, in certain cases,
LaSalle Hotel Properties expects to      by the affirmative vote of holders of
always own, directly or indirectly, a    not less than two-thirds of the
majority of the units and thus to        preferred shares then outstanding.
control the outcome of such a vote.


                            Liability of Investors

No partner of the Operating              Under the Maryland law, a shareholder
Partnership is required to make          is not personally liable for the
additional capital contributions to      obligations of LaSalle Hotel
the Operating Partnership, except        Properties solely as a result of his
that LaSalle Hotel Properties is         status as a shareholder. The
required to contribute to the            Declaration of Trust provides that no
Operating Partnership the net            shareholder shall be liable for any
proceeds of the sale of its common       debt or obligation of LaSalle Hotel
shares and other equity interests. No    Properties by reason of being a
limited or general partner is            shareholder nor shall any shareholder
required to pay to the Operating         be subject to any personal liability
Partnership any deficit or negative      in tort, contract or otherwise to any
balance which may exist in its           person in connection with the
account.                                 property or affairs of LaSalle Hotel
                                         Properties by reason of being a
                                         shareholder. LaSalle Hotel
                                         Properties' Bylaws further provide
                                         that LaSalle Hotel Properties shall
                                         indemnify each present or former
                                         shareholder against any claim or
                                         liability to which the shareholder
                                         may become subject by reason of being
                                         or having been a shareholder and that
                                         LaSalle Hotel Properties shall
                                         reimburse each shareholder for all
                                         reasonable expenses incurred by him
                                         or her in connection with any such
                                         claim or liability. However, with
                                         respect to tort claims, contractual
                                         claims where shareholder liability is
                                         not so negated, claims for taxes and
                                         certain statutory liability, the
                                         shareholders may, in some
                                         jurisdictions, be personally liable
                                         to the extent that such claims are
                                         not satisfied by LaSalle Hotel
                                         Properties. Inasmuch as LaSalle Hotel
                                         Properties carries public liability
                                         insurance which it considers
                                         adequate, any risk of personal
                                         liability to shareholders is limited
                                         to situations in which LaSalle Hotel
                                         Properties' assets plus its insurance
                                         coverage would be insufficient to
                                         satisfy the claims against LaSalle
                                         Hotel Properties and its
                                         shareholders.


                           Review of Investor Lists

Limited partners, upon written demand    Under Maryland law, a shareholder
with a statement of the purpose of       holding at least 5% OF the
such demand and at the limited           outstanding common shares of LaSalle
partner's expense, are entitled to       Hotel Properties may upon written
obtain a current list of the name and    request inspect and copy during usual
last known address of each partner of    business hours the list of the
the Operating Partnership.               shareholders.

THE FOLLOWING COMPARES CERTAIN OF THE INVESTMENT ATTRIBUTES AND LEGAL RIGHTS ASSOCIATED WITH THE OWNERSHIP OF UNITS AND COMMON SHARES


              UNITS                                COMMON SHARES

                                 Distributions

The units constitute equity interests    Common shares constitute equity
entitling each limited partner to his    interests in LaSalle Hotel
pro rata share of cash distributions     Properties. LaSalle Hotel Properties
made to the limited partners of the      is entitled to receive its pro rata
Operating Partnership.                   share of distributions made by the
                                         Operating Partnership with respect to
                                         the units, and each shareholder is
                                         entitled to his pro rata share of any
                                         dividends or distributions paid with
                                         respect to the common shares. The
                                         distributions payable to the
                                         shareholders are not fixed in amount
                                         and are only paid if, when and as
                                         declared by the Board of Trustees. In
                                         order to qualify as a REIT, LaSalle
                                         Hotel Properties must distribute at
                                         least 95% of its taxable income,
                                         excluding capital gains. Any taxable
                                         income, including capital gains, not
                                         distributed will be subject to
                                         corporate income tax.


                                   Liquidity

Limited partners generally may           The common shares are freely
transfer with or the without the         transferable, subject to ownership
consent of LaSalle Hotel Properties,     limit contained in the Declaration of
all or any portion of their units,       Trust. The common shares are listed
provided that prior written notice of    on the NYSE, and a public market for
such proposed transfer is delivered      the common shares exists. The breadth
to LaSalle Hotel Properties.             and strength of this secondary market
                                         depends, among other things, upon the
                                         number of shares outstanding and the
                                         number of shares available for future
                                         sale, the extent of institutional
                                         investor interest in LaSalle Hotel
                                         Properties, the reputation of REITs
                                         and hotel REITs generally and the
                                         attractiveness of their equity
                                         securities in comparison to other
                                         equity securities, LaSalle Hotel
                                         Properties' financial performance,
                                         and general stock and bond market
                                         conditions.

              UNITS                                COMMON SHARES


                                    Taxation

The Operating Partnership is not         LaSalle Hotel Properties has elected
subject to federal income taxes.         to be taxed as a REIT. So long as it
Instead, each holder of units            qualifies as a REIT, LaSalle Hotel
includes his allocable share of the      Properties will be permitted to
Operating Partnership's taxable          deduct distributions paid to its
income or loss in determining his        shareholders, which effectively will
individual federal income tax            reduce the "double taxation" that
liability. The maximum effective         typically results when a corporation
federal tax a rate for individuals       earns income and distributes that
under current law is 39.6%.              income to its shareholders in the
                                         form of dividends. LaSalle Hotel
Income and loss from the Operating       Properties' noncontrolled
Partnership generally are subject to     subsidiaries, however, do not qualify
the "passive activity" limitations.      as REITs and thus they are subject to
Under the "passive activity" rules,      federal income tax on their net
income and loss from the Operating       income at normal corporate rates. The
Partnership that is considered           maximum effective tax rate for
"passive income" generally can be        corporations under current law is
offset against income and loss from      35%.
other investments that constitute
"passive activities," unless the         Distributions paid by LaSalle hotel
Operating Partnership is considered a    Properties are treated as "portfolio"
"publicly traded partnership," in        income and cannot be offset with
which case income and loss from the      losses from "passive activities."
Operating Partnership can be offset      Distributions made by LaSalle Hotel
only against other income and loss       Properties to its taxable domestic
from the Operating Partnership. Cash     shareholders out of current or
distributions from the Operating         accumulated earnings and profits are
Partnership are not taxable to a         taken into account by them as
holder of units except to the extent     ordinary income. Distributions in
they exceed such holder's basis in       excess of current or accumulated
his interest in the Operating            earnings and profits that are not
Partnership, which includes such         designated as capital gain dividends
holder's allocable share of the          are treated as a non-taxable return
Operating Partnership's debt.            of basis to the extent of a
                                         shareholder's adjusted basis in its
Each year, holders of units receive a    common shares, with the excess taxed
Schedule K-1 tax form containing         as capital gain. Distributions that
detailed tax information for             are designated as capital gain
inclusion preparing their federal        dividends generally are taxed as
income tax returns. Holders of units     gains from the sale or exchange of a
are required, in some cases, to file     capital asset held for more than one
state income tax returns and/or pay      year, to the extent that they do not
state income taxes in which the          exceed LaSalle Hotel Properties'
Operating Partnership owns even if       actual net capital gain for the
they are not residents of those          taxable year. For LaSalle Hotel
states.                                  Properties' taxable years commencing
                                         on or after January 1, 1999, LaSalle
                                         Hotel Properties may elect to require
                                         its shareholders to include LaSalle
                                         Hotel Properties' undistributed net
                                         capital gains in their income. If
                                         LaSalle Hotel Properties so elects,
                                         shareholders would include their
                                         proportionate share of such gains in
                                         their income and be deemed to have
                                         paid their share of the tax paid by
                                         LaSalle Hotel Properties on such
                                         gains. Each year, shareholders will
                                         receive Form 1099 used by
                                         corporations to report dividends paid
                                         to their shareholders. Shareholders
                                         who are individuals generally are not
                                         required to file state income tax
                                         returns and/or pay state income taxes
                                         outside of their state of residence
                                         with respect to LaSalle Hotel
                                         Properties' operations and
                                         distributions. LaSalle Hotel
                                         Properties' may be required to pay
                                         state income taxes in certain states.

                    NO PROCEEDS TO LASALLE HOTEL PROPERTIES


         LaSalle Hotel Properties will not receive any of the proceeds from sales of offered shares by the selling shareholders. All costs and expenses incurred in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the offering made hereby will be paid by LaSalle Hotel Properties, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and share transfer and other taxes attributable to the sale of the offered shares, which will be paid by the selling shareholders.


                              SELLING SHAREHOLDERS


         We may issue 3,181,723 offered shares to selling shareholders holding up to 3,181,723 units of limited partnership interest in the Operating Partnership, if and to the extent that such selling shareholders redeem their units and we issue them common shares in exchange therefor. We may issue 1,280,569 offered shares to three selling shareholders upon their exercise of 1,280,569 options to purchase our common shares. The following table provides the name of each selling shareholder, the number of common shares owned by each selling shareholder before the offering to which this Prospectus relates, and the number of offered shares offered by each selling shareholder. The extent to which the offered shares offered by a selling shareholder represent common shares that may be issued by LaSalle Hotel Properties upon the exercise of the selling shareholder's options or the redemption of the selling shareholder's units is indicated in the footnotes to the table below. Since the selling shareholders may sell all or some of their offered shares, no estimate can be made of the number of offered shares that will be sold by the selling shareholders or that will be owned by the selling shareholders upon completion of the offering. There is no assurance that the selling shareholders will sell any of the offered shares. The offered shares represent approximately 22.6% of the total common shares (assuming redemption of all outstanding units and options for common shares) outstanding as of March 31, 1999.

                                                              NUMBER OF
                                                         COMMON SHARES OWNED
                 NAME OF SELLING SHAREHOLDER              AND OFFERED HEREBY
               -------------------------------          --------------------
Steinhardt Realty Associates II, L.P.................         662,237(1)
New Orleans Hospitality, L.P.........................         627,093(2)
Crosstown Asset Corp. I..............................         341,622(3)
Radisson Group, Inc..................................         332,893(2)
NEB Hotel, L.P.......................................         324,728(2)
SRP Seaview, L.P.....................................         310,185(2)
LaSalle Recovery Venture Limited Partnership.........         301,211(2)
LaSalle Hotel Advisors, Inc..........................         273,596(1)
LaSalle Hotel Co-Investment Incorporated.............         262,237(2)
Key West Property, L.P...............................         179,847(2)
LaSalle Strategic Investors Limited Partnership......         167,910(2)
LaSalle Strategic Investors II Limited Partnership...         125,892(2)
Jon E. Bortz.........................................          93,000(1)
RAD Bloom, L.P.......................................          92,391(2)
Outrigger Lodging Services...........................          78,350(2)
LaSalle Investment Partnership.......................          73,555(2)
Cornelius & Lothian Limited Partnership..............          67,059(2)
Michael D. Barnello..................................          62,000(1)
Dallas Mer Hotel, L.P................................          31,739(2)
Todd Noonan..........................................          22,500(1)
Howard L. Stein......................................          18,497(2)
Beachside Hospitality, Inc...........................           7,500(2)
Raymond D. Martz.....................................           6,250(1)
                                                            ---------
Total................................................       4,462,292
                                                            =========


(1) Common shares that may be issued by us upon the exercise of options to purchase common shares.

(2) Common shares that may be issued by us upon the redemption of units for common shares.

(3) Includes 180,636 common shares that may be issued by us upon the redemption of units for common shares and 160,986 common shares that may be issued by us upon the exercise of options to purchase common shares.

                          DESCRIPTION OF COMMON SHARES


GENERAL

         Under the Maryland law, a shareholder is not personally liable for our obligations solely as a result of his status as a shareholder. The Declaration of Trust provides that no shareholder shall be liable for any debt or obligation of ours by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with our property or affairs by reason of being a shareholder. Our Bylaws further provide that we shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that we shall reimburse each shareholder for all reasonable expenses incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.


         Our Declaration of Trust provides that we may issue 100 million common shares of beneficial interest, par value $0.01 per share.. In addition, units of limited partnership interest in the Operating Partnership may be redeemed for cash or, at our option, common shares on a one-for-one basis. On March 31, 1999, there were 15,240,563 common shares outstanding.


         All of the common shares offered hereby have been duly authorized and will be fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of our Declaration of Trust regarding restrictions on transfers of shares of beneficial interest, holders of common shares are entitled to receive distributions if, as and when authorized and declared by our Board of Trustees out of assets legally available therefor and to share ratably in the our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities.


         Subject to the provisions of our Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.


         Holders of common shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities. Subject to the exchange provisions of our Declaration of Trust regarding restrictions on transfer, common shares have equal distribution, liquidation and other rights.


CERTAIN PROVISIONS OF OUR DECLARATION OF TRUST

         Pursuant to the Maryland law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust. Our Declaration of Trust provides that the Board of Trustees, with the approval of a majority of the votes entitled to be cast at a meeting of shareholders, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class that we have the authority to issue. Our Declaration of Trust also provides that a merger transaction or termination of the trust must be approved, at a meeting of the shareholders called for that purpose, by the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of all the votes entitled to be cast on the matter. Under the Maryland law, a declaration of trust may permit the trustees by a two-thirds vote to amend the Declaration of Trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by the Board of Trustees.


         The Board of Trustees is divided into three classes of trustees, serving staggered three year terms. At each annual meeting of shareholders, the class of trustees to be elected at the meeting will be elected for a three-year term and the trustees in the other two classes will continue in office. We believe that classified trustees will help to assure the continuity and stability of the Board of Trustees and our business strategies and policies as determined by the Board. The use of a staggered board may delay or defer a change in control of LaSalle Hotel Properties or removal of incumbent management.


RESTRICTIONS ON OWNERSHIP

         In order to qualify as a REIT under the Code, not more than 50% in value of our outstanding common shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year and the common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). To satisfy the above ownership requirements and certain other requirements for qualification as a REIT, the Board of Trustees has adopted, and the shareholders prior to the initial public offering approved, a provision in the Declaration of Trust restricting the ownership or acquisition of common shares. See "Restrictions on Ownership of Capital Shares."


TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common shares is Harris Trust and Savings Bank.


                  RESTRICTIONS ON OWNERSHIP OF CAPITAL SHARES

RESTRICTIONS ON OWNERSHIP AND TRANSFER

         For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, if we, or an owner of 10% or more of our common shares, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

         Because our Board of Trustees believes it is desirable for us to qualify as a REIT, our Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the Ownership Limit. The ownership attribution rules under the Code are complex and may cause common shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the common shares (or the acquisition of an interest in an entity that owns, actually or constructively, common shares) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding common shares and thus subject such common shares to the Ownership Limit. The Board of Trustees may grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if such person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that (i) such person is not an individual for purposes of the Code, (ii) such ownership will not cause a person who is an individual to be treated as owning common shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and (iii) such ownership will not otherwise jeopardize our status as a REIT. As a condition of such waiver, the Board of Trustees may, in its reasonable discretion, require undertakings or representations from the applicant to ensure that the conditions in clauses
(i), (ii) and (iii) of the preceding sentence are satisfied and will continue to be satisfied as long as such person owns shares in excess of the Ownership Limit. Under certain circumstances, the Board of Trustees may, in its sole and absolute discretion, grant an exemption for individuals or entities to acquire any series or class of Preferred Shares in excess of the Ownership Limit, provided that certain conditions are met and any representations and undertakings that may be required by the Board of Trustees are made. In either circumstance, prior to granting any exemption, the Board of Trustees must receive a ruling from the Internal Revenue Service or advice of counsel, in either case in form and substance satisfactory to the Board of Trustees, as it may deem necessary or advisable in order to determine or ensure our status as a REIT.

         Our Declaration of Trust further prohibits (a) any person from actually or constructively owning shares of beneficial interest that would result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of ours if such transfer would result in shares of beneficial interest being owned by fewer than 100 persons.

         Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of ours that will or may violate any of the foregoing restrictions on transferability and ownership is required to give us notice immediately and to provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

         If any purported transfer of our shares of beneficial interest or any other event would otherwise result in any person violating the Ownership Limit or the other restrictions in our Declaration of the Trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares that exceeds the Ownership Limit (referred to as "Excess Shares") and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in such Excess Shares. Any such Excess Shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violating transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such excess shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares as of the date of such event or the sales proceeds received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by us with respect to such Excess Shares, and also will be entitled to exercise all voting rights with respect to such Excess Shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by us that such shares have been transferred to the trust and
(ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by us that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Declaration of Trust provides that the transfer of the Excess Shares will be void.

         In addition, shares of beneficial interest held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date we, or our designee, accepts such offer. We shall have the right to accept such offer for a period of 90 days after the transfer of Excess Shares to the Trust. Upon such a sale to us, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

         The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

         All certificates representing shares of beneficial interest shall bear a legend referring to the restrictions described above.

         Each shareholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         These Ownership Limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of common shares might receive a premium for their common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.


                       FEDERAL INCOME TAX CONSIDERATIONS

         Based on various assumptions and factual representations made by us regarding our operations, in the opinion of Brown & Wood LLP, our counsel, commencing with our taxable year ended December 31, 1998, LaSalle Hotel Properties has been organized in conformity with the requirements for qualification as a REIT under the Code, and its method of operating enables it to meet the requirements for qualification and taxation as a REIT. The qualification of LaSalle Hotel Properties depends upon our ability to meet the various requirements imposed under the Code through actual operations. Brown & Wood LLP will not review our operations, and no assurance can be given that actual operations will meet these requirements. The opinion of Brown & Wood LLP is not binding on the IRS or any court. The opinion of Brown & Wood LLP is based upon existing law, IRS regulations and currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively.

         The provisions of the Code pertaining to REITs are highly technical and complex. Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its shareholders. If LaSalle Hotel Properties fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its shareholders.


         TAXATION OF HOLDERS OF THE COMMON SHARES

         TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As long as LaSalle Hotel Properties qualifies as a REIT, distributions made to LaSalle Hotel Properties' taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account as ordinary income. Corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of the shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed LaSalle Hotel Properties' actual net capital gain for the taxable year) without regard to the period for which the shareholder has held the shares.

         In general, a domestic shareholder will realize capital gain or loss on the disposition of the shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis in the shares. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Subject to certain exceptions, for individuals, trusts and estates the maximum rate of tax on the net capital gain from a disposition of the shares is 20%. The maximum rate has been reduced to 18% for capital assets acquired after December 21, 2000 and held for more than five years. The maximum rate for capital assets held for more than one year but not more than 18 months is 28%.

         The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months in 25% to the extent of the prior deductions for 'unrecaptured Section 1250 gain' (i.e., depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Capital gain from the sale of depreciable real property held for more than 18 months allocated by LaSalle Hotel Properties to a non-corporate shareholder will be subject to the 25% rate to the extent that the capital gain on the real property sold by LaSalle Hotel Properties does not exceed prior depreciation deductions with respect to such property.

         Loss upon a sale or exchange of the shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from LaSalle Hotel Properties required to be treated by such shareholder as long-term capital gain.

         BACKUP WITHHOLDING. LaSalle Hotel Properties will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding. Amounts withheld as backup withholding will be creditable against the shareholder's income tax liability. In addition, LaSalle Hotel Properties may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to LaSalle Hotel Properties. See "--Taxation of Non-U.S. Shareholders" below.

         TAXATION OF TAX-EXEMPT SHAREHOLDERS. Distributions by LaSalle Hotel Properties to a shareholder that is a tax-exempt entity should not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10 percent of the REIT will be treated as UBTI in an amount equal to the percentage of gross income of the REIT that is derived from an "unrelated trade or business" (determined as if the REIT were a pension trust) divided by the gross income of the REIT for the year in which the dividends are paid. This rule only applies, however, if (i) the percentage of gross income of the REIT that is derived from an unrelated trade or business for the year in which the dividends are paid is at least five percent, (ii) the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the "five-or-fewer rule", and (iii) (A) one pension trust owns more than 25 percent of the value of the REIT or, (B) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT.

         TAXATION OF NON-U.S. SHAREHOLDERS. A non-U.S. shareholder is a shareholder who is not a "U.S. Person." A U.S. Person is defined as a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any State (other than a partnership that is not treated as a U.S. Person under any applicable Treasury regulations), or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, that elect to continue to be treated as U.S. Persons, also will be U.S. Persons. Non-U.S. shareholders should consult with their own tax advisors to determine the impact of United States Federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

         Distributions that are not attributable to gain from sales or exchanges by LaSalle Hotel Properties of United States real property interests and not designated by LaSalle Hotel Properties as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of LaSalle Hotel Properties. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of LaSalle Hotel Properties will not be taxable to a non-U.S. shareholder to the extent it does not exceed the adjusted basis of the shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's shares, it will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of LaSalle Hotel Properties.

         For any year in which LaSalle Hotel Properties qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by LaSalle Hotel Properties of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to United States shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. LaSalle Hotel Properties is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by LaSalle Hotel Properties as a capital gain dividend. The amount withheld is creditable against the non-U.S.
shareholder's FIRPTA tax liability.

         Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if LaSalle Hotel Properties is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. If LaSalle Hotel Properties does not qualify as a "domestically controlled REIT," a non-U.S. shareholder's sale of securities of the LaSalle Hotel Properties generally still will not be subject to United States tax under FIRPTA as a sale of a United States real property interest, provided that, (i) the securities are "regularly traded" (as defined by the applicable Treasury regulations) on an established securities market, and (ii) the selling non-U.S. shareholder held 5% or less of LaSalle Hotel Properties' outstanding securities at all times during a specified testing period. LaSalle Hotel Properties believes the shares would be considered to be "regularly traded" for this purpose, and the LaSalle Hotel Properties has no actual knowledge of any non-U.S.
shareholder that holds in excess of 5% of the LaSalle Hotel Properties' stock.

         If the gain on the sale of the shares were to be subject to tax under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as United States shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the shares would be required to withhold and remit to the IRS 10% of the purchase price.

         BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by LaSalle Hotel Properties of United States real property interests.

         As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of shares by a foreign office of a broker that (a) is a United States Person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a 'controlled foreign corporation' (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. A non-U.S. shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

         The United States Treasury has recently finalized regulations regarding the withholding and information reporting rules. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally will be effective for payments made after December 31, 1999, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000 or the date of expiration of the certificate under rules currently in effect (unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate). A non-U.S. shareholder should consult its own advisor regarding the effect of the new Treasury Regulations.


                              PLAN OF DISTRIBUTION

         Any of the selling shareholders may from time to time, in one or more transactions, sell all or a portion of the offered shares on the NYSE, in the over-the-counter market, on any other national securities exchange on which the common shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered shares from time to time will be determined by the selling shareholders and, at the time of such determination, may be higher or lower than the market price of the common shares on the NYSE. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of offered shares for whom they may act as agents, and underwriters may sell offered shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of offered shares may be entitled to indemnification by the us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The offered shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the offered shares may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the NYSE; (e) privately negotiated transactions; and (f) underwritten transactions. The selling shareholders and any underwriters, dealers or agents participating in the distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling shareholders and any commissions received by an such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

         When a selling shareholder elects to make a particular offer of offered shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information.

         In order to comply with the securities laws of certain states, if applicable, the offered shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the offered shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and accountants. The selling shareholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and stock transfer and other taxes attributable to the sale of the offered shares. We also have agreed to indemnify each of the selling shareholders and their respective officers, directors and trustees and each person who controls (within the meaning of the Securities Act) such selling shareholder against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. Each of the selling shareholders has agreed to indemnify us, our officers and trustees and each person who controls (within the meaning of the Securities Act) us, and each of the other selling shareholders, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by such selling shareholder; provided, however, that the indemnification obligation is several, not joint, as to each selling shareholder.


                                 LEGAL MATTERS

         The validity of the issuance of the securities offered hereby and certain legal matters described under "Federal Income Tax Considerations" will be passed upon for LaSalle Hotel Properties by Brown & Wood LLP, New York, New York.


                                    EXPERTS

         The consolidated financial statements and schedule of LaSalle Hotel Properties as of December 31, 1998 and for the period from April 29, 1998 (inception) through December 31, 1998 and the financial statements of LaSalle Hotel Lessee, Inc. as of December 31, 1998 and for the period from April 29, 1998 (inception) through December 31, 1998 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

=====================================           ================================









                                                     4,462,292 SHARES




           TABLE OF CONTENTS

                                                    LASALLE HOTEL
               Prospectus                             PROPERTIES


Forward-Looking Statements May
  Prove Inaccurate....................2
LaSalle Hotel Properties..............2
Risk Factors..........................3    COMMON SHARES OF BENEFICIAL INTEREST
Where You Can Find More Information..12         (PAR VALUE $.01 PER SHARE)
Redemption of Units..................13
No Proceeds to Lasalle Hotel
  Properties.........................25
Selling Shareholders.................25
Description of Common Shares.........27
Restrictions on Ownership of
  Capital Shares.....................28
Federal Income Tax Considerations....31
Plan of Distribution.................34
Legal Matters........................35
Experts..............................35




=========================================     ==================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the securities being registered:


        Securities and Exchange Commission Registration Fee.....    $15,972
        Printing and Duplicating Expenses.......................     10,000
        Legal Fees and Expenses.................................     50,000
        Accounting Fees and Expenses............................      3,000
        Miscellaneous...........................................     10,000
        Total                                                       $88,972
        --------------------------------------------------------

================================================================================

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's officers and trustees are and will be indemnified under Maryland and Delaware law, the Declaration of Trust and Bylaws of the Company and the Partnership Agreement of the Operating Partnership against certain liabilities. The Declaration of Trust of the Company requires it to indemnify its trustees and officers to the fullest extent permitted from time to time under Maryland law.

         The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former trustee or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or
(b) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status.

         The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served as a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

         The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by Maryland Law for directors and officers of Maryland corporations. Maryland Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with Maryland Law, the Bylaws of the Company require it, as a condition to advance expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

         The Company has entered into indemnification agreements with each of its trustees and officers. The indemnification agreements require, among other things, that the Company indemnify its trustees and officers to the fullest extent permitted by law and advance to its trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees or officers pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


ITEM 16.  EXHIBITS.

      1    --   Form of Underwriting Agreement.(1)
      5    --   Opinion of Brown & Wood LLP as to the legality of the Securities
      8    --   Opinion of Brown & Wood LLP as to tax matters.
   23.1    --   Consent of Brown & Wood LLP  (included in Exhibits 5 and 8).
   23.2    --   Consent of KPMG LLP.
     24    --   Power of attorney (included on the signature
                page of this Registration Statement).
---------------
(1) To be filed by amendment or incorporated by reference in connection with the offered shares.


ITEM 17. UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           Provided, however, that paragraphs (1)(i) and
                  (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, partners and controlling persons of a Registrant pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer, partner or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, partner or controlling person in connection with the securities being registered, the applicable Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, LaSalle Hotel Properties certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, DC, on April 14, 1999.


                                          LASALLE HOTEL PROPERTIES




                                          By:  /s/  Hans S. Weger
                                               ---------------------
                                                   Hans S. Weger
                                                   Chief Financial Officer

         KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and trustees of LaSalle Hotel Properties hereby severally constitute Jon E. Bortz, Michael D. Barnello and Hans S. Weger, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and trustees to enable LaSalle Hotel Properties to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                           TITLE                                  DATE

                                   Chairman of the Board of Trustees
     /s/ Stuart L. Scott                                                          April 14, 1999
------------------------------
     Stuart L. Scott
                                   President, Chief Executive Officer
     /s/ Jon E. Bortz                and Trustee                                  April 14, 1999
------------------------------
    Jon E. Bortz
                                   Trustee
    /s/ Darryl Hartley Leonard                                                    April 14, 1999
-------------------------------
        Darryl Hartley-Leonard

    /s/ George F. Little, II       Trustee                                        April 14, 1999
-------------------------------
        George F. Little, II

    /s/ Donald S. Perkins          Trustee                                        April 14, 1999
-------------------------------
        Donald S. Perkins

    /s/ Shimon Topor               Trustee                                        April 14, 1999
-------------------------------
        Shimon Topor

    /s/ Donald A. Washburn         Trustee                                        April 14, 1999
-------------------------------
        Donald A. Washburn

                                EXHIBIT INDEX

  EXHIBITS                         DESCRIPTION                           PAGE
  --------                         -----------                           ----
     1   --   Form of Underwriting Agreement.(1)
     5   --   Opinion of Brown & Wood LLP as to the legality of the
               Securities.
     8   --   Opinion of Brown & Wood LLP as to tax matters.(2)
  23.1   --   Consent of Brown & Wood LLP (included in Exhibits 5
               and 8).
  23.2   --   Consent of KPMG LLP
  24     --   Power of attorney (included on the signature
               page of this Registration Statement).
-----------------

(1) To be filed by amendment or incorporated by reference in connection with the offered shares.

(2) To be filed by amendment.